Exhibit 4.2

ONECONNECT FINANCIAL TECHNOLOGY CO., LTD.

(Incorporated under the laws of the Cayman Islands)

Number	Shares

US$50,000 Share Capital divided into

5,000,000,000 Shares of a par value of US$0.00001 each

THIS IS TO CERTIFY THAT                                        is the registered holder of                                                             Shares in the above-named Company subject to the Memorandum and Articles of Association thereof.

EXECUTED for and on behalf of the Company on                       .

DIRECTOR